Exhibit 4.1
DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

General
The following description of the common stock of Akumin Inc. (the “Company” or “us”) is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are filed as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).
Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
Common stock
Voting rights. The common stock is entitled to one vote per share on any matter that is submitted to a vote of our stockholders. Our certificate of incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of our Common Stock can elect all of the directors then standing for election. Generally, all matters to be voted on by stockholders must be approved by a majority of votes cast affirmatively or negatively on a matter by stockholders (or, in the case of election of directors, by a plurality), voting together as a single class. Except as otherwise provided by law, amendments to the certificate of incorporation must be approved by a majority of the combined voting power of all shares entitled to vote.
Dividend rights. Subject to the rights and preferences of any holders of outstanding shares of Preferred Stock that we may designate and issue in the future, the holders of our Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors.
Liquidation rights. On our liquidation, dissolution, or winding-up, the holders of Common Stock will be entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock.
No Preemptive or Similar Rights. The holders of our shares of Common Stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions.
Preferred stock
Under our certificate of incorporation, our board of directors may, fix from time to time by resolution or resolutions the number of shares of any class or series of Preferred Stock, and to determine the voting powers (if any), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such class or series. Further, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any such class or series, our board of directors is authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any such class or series subsequent to the issue of shares of that class or series.
Any issuance of Preferred Stock could adversely affect the voting power of holders of our Common Stock, and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. Currently, there are no shares of Preferred Stock outstanding, and we have no present plan to issue any shares of Preferred Stock.
Anti-takeover effects of Delaware law, our certificate of incorporation and our bylaws
Delaware Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, DGCL Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Our certificate of incorporation and bylaws
Our certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they may also discourage acquisitions that some stockholders may favor.
These provisions include:
•No cumulative voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting.

•Requirements for removal of directors. Directors may only be removed for cause by the affirmative vote of the holders of at least a majority of the voting power of our outstanding shares of capital stock entitled to vote thereon.

•Advance notice procedures. Our certificate of incorporation establishes an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our certificate of incorporation does not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our certificate of incorporation may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our Company.

•Actions by written consent; special meetings of stockholders. Our certificate of incorporation and our bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation also provides that, except as otherwise required by law, special meetings of the stockholders can only be called by or at the direction of the board of directors or the chairperson of the board of directors.

•Authorized but unissued shares. Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval. The existence of authorized but unissued shares of Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum
Our bylaws require, to the fullest extent permitted by law, that derivative actions brought in the name of the Company, actions against directors, officers and employees for breach of a fiduciary duty and other similar actions may be brought only in specified courts in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Limitations on liability and indemnification of directors and officers

Our certificate of incorporation limits the liability of our directors and officers to the fullest extent permitted by the DGCL and requires that we provide them with customary indemnification. We have also entered into customary indemnification agreements with each of our directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. We also maintain officers’ and directors’ liability insurance that insures against liabilities that our officers and directors may incur in such capacities.

Warrants

As of December 31, 2022, warrants to purchase an aggregate of 17,114,093 shares of Common Stock with an exercise price of $2.98 per share and an expiry term of ten years from date of issuance were outstanding. The warrants contain standard antidilution provisions that may change the number of shares or exercise price per warrant share. For more information, see Note 9, “Long-Term Debt” to the Notes to the Consolidated Financial Statements.

Registration Rights

Certain holders of our Common Stock are entitled to certain rights with respect to registration of such shares under the Securities Act pursuant to the terms of a registration rights agreement. For more information, see Exhibit 10.8, “Registration Rights Agreement, dated as of September 1, 2021,” to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 001-39479).

Listing

Our Common Stock is traded on the Nasdaq Stock Market and the Toronto Stock Exchange under the symbol “AKU.”

Transfer Agent and Registrar

The registrar and transfer agent for our Common Stock is Continental Stock Transfer & Trust, located at 1 State Street, 30th Floor, New York, New York, 1004.